2011 Crystal Drive
Suite 800
[ N C B L o g o ]
Arlington, Virginia 22202
TEL (703) 302-8000
March 3, 2008
TOLL (800) 955-9622
FAX (703) 647-3460
Morgan Stanley Capital I Inc.
Attention: Compliance Manager
1585 Broadway
New York, NY 10036
RE: Annual Statement as to Compliance
MSCI Series 2007-IQ13
Dear Sir/Madam:
In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through
Certificates, Series 2007-IQ13, as an authorized officer of NCB (the "Co Op Special
Servicer"), I hereby certify that:
a.
A review of the activities of the Co-op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.
b.
To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.
NCB
By: /s/ Michelle Connelly
Name: Michelle Connelly
Title: Senior Vice President, Investor Compliance

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